Exhibit 99.1

FOR IMMEDIATE RELEASE

1500 Crittenden Lane

Mountain View, CA 94043

Telephone 650.960.1980

sgi.com

MEDIA CONTACT

Caroline Japic

caroline@sgi.com

650.933.7210

SGI PR HOTLINE

650.933.7777

SGI PR FACSIMILE

650.933.0283

SGI ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH FISCAL QUARTER

MOUNTAIN VIEW, Calif., (July 7, 2005) — SGI today announced preliminary financial results for the fourth fiscal quarter ended June 24, 2005. The Company is projecting quarterly revenue of approximately $170 million - $175 million and an estimated GAAP operating loss of approximately $15 million - $18 million. In its third quarter earnings conference call, the Company forecasted revenue for the fourth quarter in the range of $180 million to $200 million and a non-GAAP operating loss before restructuring of $10 million - $17 million. The Company anticipates a book to bill ratio for the fourth quarter of greater than one.

The Company indicated that two large installations, totaling in excess of $15 million, have not completed customer acceptance requirements. The Company is working diligently to finalize these installations. In light of the shortfall, SGI is closely reviewing its expense structure and expects to adopt additional restructuring actions this quarter.

SGI anticipates that it will report unrestricted cash, cash equivalents and marketable investments at June 24, 2005 of approximately $65 million, compared to $84 million at the end of the third quarter. SGI expects to report that working capital at the end of the fourth quarter increased to approximately $47 million, compared to $37 million at the end of the prior quarter, reflecting reductions in current liabilities. The Company is exploring financing alternatives with its existing lender and other sources. SGI is also seeking a waiver under its asset-based credit agreement in light of not meeting the EBITDA covenant in that agreement for the fourth quarter. Covenant waivers have been obtained on several prior occasions.

Actual results for the fourth quarter and full fiscal year, along with guidance for the first quarter of fiscal 2006 and restructuring initiatives, will be discussed in the Company’s regularly scheduled conference call on July 28, 2005.

This news release contains certain forward-looking statements, including statements relating to our financial and operating results for the quarter ended June 24, 2005. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expected results described in this release. Factors that could cause actual results to differ materially from those

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described in this release include the process of calculating, reviewing and analyzing the final financial results for the quarter and the other risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-Q for the quarter ended March 25, 2005. Silicon Graphics is under no obligation to, and expressly disclaims any obligation to, further update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

Silicon Graphics, SGI, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery and Silicon Graphics Prism are trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.